July 24, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 19, 2024, of Generation Income Properties, Inc. and are in agreement with the statements about our firm contained in section (b) therein.

We have no basis to agree or disagree with other statements of Generation Income Properties, Inc. in section (a) about MaloneBailey LLP.

/s/ CohnReznick LLP